EXHIBIT 4.4(B)


                [NATIONAL CITY BANCSHARES, INC. LETTERHEAD]


January 7, 1999


Mr. Clyde A. (Pete) Turner
Community First Bank of Kentucky
US 42
Warsaw, KY  41095

Dear Mr. Turner:

Reference is made to the Stock Option Agreement dated August 31, 1998 (the "Agreement") between you and National City Bancshares, Inc. ("NCBE"). All capitalized terms used in this letter shall have the meaning given them in the Agreement.

Pursuant to Section 5(b) of the Agreement, you may pay the Exercise Price
(i) in cash, (ii) by surrendering other shares of NCBE Common Stock or
(iii) by requesting NCBE to withhold shares of NCBE Common Stock issuable upon exercise of the Option. This letter will evidence our understanding with you that you may only elect alternative (ii) or (iii) with the prior written consent of NCBE.

Except for the preceding paragraph, no other changes to the Agreement are being made.

Please indicate your agreement by signing and returning the enclosed copy of this letter.

Yours very truly,

/s/ Robert A. Keil

Robert A. Keil
President


Accepted and Agreed to this 8th day of January, 1999


   /S/ CLYDE A. "PETE" TURNER
Clyde A. (Pete) Turner